August 15, 2017

Voya Investment Management Co. LLC

Attention: Legal Department

230 Park Avenue

New York, NY 10169

To Whom it May Concern:

Pursuant to the Sub-Advisory Agreement between WisdomTree Asset Management, Inc. (the “Adviser”) and Voya Investment Management Co. LLC (the “Sub-Adviser”), dated April 4, 2016 (the “Agreement”), the Adviser hereby provides Sub-Adviser with (1) a new Appendix A, (2) renamed Appendix A-1, (3) renamed Appendix A-2, and (4) a new Appendix A-3, each in the form attached hereto.

With this amendment we intend to rename previously titled “Appendix A” to Appendix A-l, and “Appendix B” to Appendix A-2 and we therefore include each exhibit, with its revised title, for the purpose of clarity.

Additionally, this Amendment adds one new fund, the WisdomTree Emerging Markets Corporate Bond Fund, to Appendix A-3.

In addition,

Sincerely,

/s/ Jonathan Steinberg
Jonathan Steinberg
Chief Executive Officer & President

Acknowledged and agreed:

Voya Investment Management Co. LLC

/s/ Eileen Madden
Eileen Madden
SVP, Head of Client Service and Relationship Management

WisdomTree Asset Management, Inc. 245 Park Avenue, 35th Floor, New York, NY 10167 | 212-801-2080 Tel 212-801-2081 Fax

APPENDIX A

Sub-Advisory Fee

Fund	Effective Date
WisdomTree Fundamental U.S. Short-Term Corporate Bond Fund	April 12, 2016
WisdomTree Fundamental U.S. Corporate Bond Fund	April 12, 2016
WisdomTree Fundamental U.S. Short-Term High Yield Corporate Bond Fund	April 12, 2016
WisdomTree Fundamental U.S. High Yield Corporate Bond Fund	April 12, 2016
WisdomTree U.S. BBB Corporate Bond Fund	April 12, 2016
WisdomTree U.S. Short-Term BBB Corporate Bond Fund	April 12, 2016
WisdomTree Barclays Yield Enhanced U.S. Short-Term Aggregate Bond Fund	May 10, 2017
WisdomTree Emerging Markets Corporate Bond Fund	August 23, 2017

WisdomTree Asset Management, Inc. 245 Park Avenue, 35th Floor, New York, NY 10167 | 212-801-2080 Tel 212-801-2081 Fax